Exhibit 10.10

FIRST AMENDMENT TO THE

ALLIED BANCSHARES, INC.

2004 STOCK OPTION PLAN

THIS FIRST AMENDMENT is made by BUCKHEAD COMMUNITY BANCORP, INC. (the “Company”), as successor to ALLIED BANCSHARES, INC. (“Allied”), effective as of December 4, 2007.

W I T N E S S E T H:

WHEREAS, the Company, Allied and their respective bank subsidiaries entered into that certain Agreement and Plan of Reorganization, dated as of March 1, 2007 (the “Agreement”), pursuant to which Allied was merged with and into the Company and the bank subsidiary of Allied, First National Bank of Forsyth County, was merged with and into The Buckhead Community Bank, the bank subsidiary of the Company (the “Reorganization”);

WHEREAS, immediately prior to the Reorganization, Allied maintained the Allied Bancshares, Inc. 2004 Stock Option Plan (the “Plan”);

WHEREAS, pursuant to Section 3.2(a) of the Agreement, in connection with the Reorganization, the Company assumed all outstanding options to purchase shares of Allied common stock issued under the Plan prior to the Reorganization (collectively, the “Options”) and is to administer the Options in accordance with their terms and the terms of the Plan; and

WHEREAS, to discharge its obligations as assumed pursuant to the Agreement, the Company desires to amend the Plan to reflect that the Options will be settled in shares of the Company’s common stock; that the Company will administer the Plan; and to make other amendments consistent with intent of the parties to the Reorganization as expressed by Section 3.2(a) of the Agreement.

NOW, THEREFORE, effective as of December 4, 2007, the effective date of the Reorganization, the Company does hereby amend the Plan as follows:

1.	By deleting the existing Section A and substituting therefor the following:

“A. Purpose. This stock option plan (the ‘Plan’) was originally adopted for the purpose of securing or retaining the services of certain key officers and key employees of Allied Bancshares, Inc. (‘Allied’) and its bank subsidiary and to satisfy the obligations of Allied to issue stock options to certain key employees as set forth in the employment agreements with such employees. As of December 4, 2007, pursuant to the Agreement and Plan of Reorganization, dated as of March 1, 2007 (the ‘Agreement’), Allied was merged with and into Buckhead Community Bancorp, Inc. and the bank subsidiary of Allied, First National Bank of Forsyth County, was merged with and into The Buckhead Community Bank, the bank subsidiary of the Company (the ‘Reorganization’). Pursuant to Section 3.2(a) of the Agreement, in connection with the Reorganization, Buckhead Community Bancorp, Inc. has assumed all outstanding options to purchase shares of Allied common stock issued under the Plan prior to the

Reorganization (collectively, the ‘Assumed Options’) and is to administer the Assumed Options in accordance with their terms and the terms of the Plan. Consequently, from and after December 4, 2007, the term ‘Company,’ as used in this Plan, shall mean Buckhead Community Bancorp, Inc. and references to the ‘Board of Directors’ or ‘Board’ shall be deemed references to the Board of Directors of Buckhead Community Bancorp, Inc., unless the context clearly indicates otherwise.”

2.	By deleting the first paragraph of Section B and substituting therefor the following:

“B. Administration. The Plan shall be administered, from time to time, by the same individuals or body that administers the other equity incentive plan(s) of the Company. If, at any point in time, the Company maintains no other equity incentive plan, the Plan shall be administered by a committee appointed by the Board of Directors of the Company to administer the Plan and, if no such committee has been appointed, by the Board of Directors of the Company. The Board of Directors shall consider the advisability of whether the members of the committee shall consist solely of two or more members of the Board of Directors who are both ‘outside directors’ as defined in Treas. Reg. § 1.162-27(e) as promulgated by the Internal Revenue Service and ‘non-employee directors’ as defined in Rule 16b-3(b)(3) as promulgated under the Exchange Act, and if applicable, who satisfy the requirements of the national securities exchange or nationally recognized quotation or market system on which the common stock of the Company is then traded.”

3.	By adding the following new sentence to the end of the second full paragraph of Section B:

“From and after December 4, 2007, the Board of Directors of the Company shall not grant any new Options under the Plan.”

4.	By adding the following new sentence to the end of Section C:

“From and after December 4, 2007, the Board of Directors of the Company shall not grant any new Options under the Plan.”

5.	By deleting the first full paragraph of Section D and substituting therefor the following:

“D. Stock Subject to Options. Subject to adjustment as provided below, the aggregate amount of stock which may be issued under Options granted hereunder shall be 200,000 shares of the Company’s common stock. From and after December 4, 2007, the Board of Directors of the Company shall not grant any new Options under the Plan.”

6.      By deleting the phrase “First National Bank of Forsyth County” from Section L. and substituting therefor the following: “The Buckhead Community Bank as successor to First National Bank of Forsyth County.”

Except as specifically amended hereby, the remaining provisions of the Plan shall remain in full force and effect as prior to the adoption of this First Amendment.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed effective as of the day and year first above written.

BUCKHEAD COMMUNITY BANCORP, INC.

By:	/s/ Marvin Cosgray
Title:	President and Chief Executive Officer

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